Exhibit 4.1(c)


                      WELLS FARGO RETIREMENT PLAN SERVICES
                         ACCEPTANCE OF SUCCESSOR TRUSTEE


Norwest Bank Minnesota, N.A. accepts its appointment as Successor Trustee under the Farm Bureau 401(k) Savings Plan, subject to the following conditions:

1. Norwest Bank Minnesota, N.A. shall not be required to inquire into the acts, omissions or accounts of any predecessor trustee or to bring any action against a predecessor trustee for any reason whatsoever, and shall in no event be liable for any acts or omissions of a predecessor trustee.

2. Norwest Bank Minnesota, N.A. shall be responsible only for assets actually delivered to it by the predecessor trustee.

3. Norwest Bank Minnesota, N.A. shall have no duty to verify the authenticity of tangible assets received from a predecessor trustee or as a result of a directed purchase, except to the extent of securing appropriate invoices sent with the original purchase when available.


                                        Norwest Bank Minnesota, N.A.

                                        By: /s/ Mary Stoecker
                                        Its: Vice President

                                        By: /s/ Portia Ramos
                                        Its: Vice President


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